Exhibit 21.1

SmartHeat Inc. and subsidiaries as of December 31, 2012

Subsidiary Name	Jurisdiction of Incorporation	Percentage Owned
SmartHeat Taiyu (Shenyang) Energy Technology Co., Ltd.	People’s Republic of China	100%
* SmartHeat (Shenyang) Heat Pump Technology Co., Ltd.	People’s Republic of China	98.8%	(1)
*SmartHeat Deutschland GmbH	Germany	100%
SanDeKe Co., Ltd.	People’s Republic of China	100%
SmartHeat Siping Beifang Energy Technology Co., Ltd.	People’s Republic of China	100%
SmartHeat (China) Investment Co., Ltd.	People’s Republic of China	100%
* SmartHeat (Shenyang) Energy Equipment Co., Ltd.	People’s Republic of China	100%
SmartHeat (Shanghai) Trading Co., Ltd.	People’s Republic of China	100%	(2)
Beijing SmartHeat Jinhui Energy Technology Co., Ltd.	People’s Republic of China	52%	(3)
Hohhot Ruicheng Technology Co., Ltd.	People’s Republic of China	51%	(4)

*           Indicates subsidiary of a subsidiary.

(1)
SmartHeat Taiyu (Shenyang) Energy Technology Co., Ltd. holds 95% of the equity interest in SmartHeat (Shenyang) Heat Pump Technology Co., Ltd., with the remaining 5% of the equity interest held by Shenyang Economic and Technological Development Zone State-owned Assets Management Co., Ltd.

(2)
Effective as of November 9, 2011, SmartHeat Inc. terminated the contractual arrangements by which it controlled and was entitled to 100% of the profit or loss of SmartHeat (Shanghai) Trading Co., Ltd. and acquired direct control over the entity.

(3)
SmartHeat Inc. controls 52% of Beijing SmartHeat Jinhui Energy Technology Co., Ltd. pursuant to a joint venture agreement entered into with the minority owner, Beijing Jun Tai Heng Rui Investment Consulting Co. Ltd.

(4)
SmartHeat Inc. controls 51% of Hohhot Ruicheng Technology Co., Ltd. pursuant to a joint venture agreement entered into with the minority owners, Hohhot Chengfa Heating Co. Ltd. and Beijing Taiyu Huineng Machinery and Electronic Equipment Co. Ltd.